C.H. Robinson Worldwide, Inc. 14701 Charlson Road Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779 Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 22, 2008 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended June 30, 2008.

Summarized financial results for the quarter ended June 30 are as follows (dollars in thousands, except per share data):

	Three months ended				Six months ended
		June 30,			June 30,

	2008	2007	% Change	2008	2007	% Change

Gross profits	$341,186	$ 310,898	9.7%	$679,215	$607,828	11.7%
Operating income	144,506	129,794	11.3%	280,583	244,983	14.5%
Net income	90,418	82,299	9.9%	176,736	155,264	13.8%
Diluted EPS	$0.52	$0.47	10.6%	$1.02	$0.89	14.6%

“We are pleased that in a tough freight environment, our people continued to do a good job finding opportunities in the marketplace,” said John P. Wiehoff, chairman and chief executive officer of C.H. Robinson. “While the environment is still challenging and our truckload gross profit margins continue to be compressed in the first part of July, we continue to feel very positive about our long-term growth strategy and our business model.”

Total Transportation gross profits increased 9.7 percent to $297.5 million in the second quarter of 2008 from $271.1 million in the second quarter of 2007. Our Transportation gross profit margin decreased to 15.4 percent in 2008 from 17.9 percent in 2007 due to gross profit margin declines in most of our transportation modes.

Our truck gross profits consist of truckload and less-than-truckload (“LTL”) services. Our truck gross profit growth of 8.3 percent in the second quarter of 2008 was driven by volume growth, offset by declines in our truckload gross profit margins. Our truckload volumes increased approximately 11 percent. Including fuel, our truckload rates increased approximately 14 percent; excluding estimated impacts of fuel, underlying linehaul rates were consistent with the

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C.H. Robinson Worldwide, Inc. July 22, 2008 Page 2

second quarter of 2007. Our truckload gross profit margins declined due to higher fuel prices and increased cost of capacity. Our LTL shipments increased approximately 21 percent. Our LTL gross profit margins were consistent with the second quarter of 2007.

Our intermodal gross profit increase of 5.0 percent in the second quarter was driven by volume growth, offset slightly by a decline in gross profit margins. Our gross profit margin decline was due to increased fuel prices.

The increase of 30.0 percent in our ocean transportation gross profits in the second quarter of 2008 was driven by volume growth and price increases.

In our air transportation business, approximately two-thirds of our gross profit growth of 18.1 percent in the second quarter of 2008 was driven by our domestic air business, which includes our previously-disclosed acquisition of LXSI Services, Inc. on July 13, 2007.

Miscellaneous transportation gross profits consist primarily of transportation management fees and customs brokerage fees. The increase of 20.6 percent in the second quarter was driven primarily by volume growth in transportation management.

For the second quarter, Sourcing gross profits increased 6.9 percent to $30.3 million in 2008 from $28.3 million in 2007, due to higher volumes.

Our Information Services gross profits grew 16.8 percent in the second quarter of 2008. Our growth was driven by volume growth in our core fuel card and cash advance services and an increase in our revenue per transaction, due to the price of fuel. With certain merchants our fee is based on a percentage of the sale amount. Approximately one-quarter of the growth was related to other services, such as fleet card and carrier compliance services.

For the second quarter, operating expenses increased 8.6 percent to $196.7 million in 2008 from $181.1 million in 2007. This was due to an increase of 3.7 percent in personnel expenses and an increase of 25.8 percent in selling, general, and administrative expenses.

As a percentage of gross profits, total operating expenses decreased to 57.6 percent in the second quarter of 2008 from 58.3 percent in the second quarter of 2007. This decrease was due to a decline in personnel expenses as a percentage of gross profits from 45.4 percent to 42.9 percent, offset partially by an increase in our selling, general, and administrative expenses as a percentage of gross profits. Expenses related to our restricted stock program and various other incentive plans are variable, based on growth in our earnings. Our slower earnings growth in the second quarter of 2008 compared to the second quarter of 2007 resulted in a decrease in expense related to some of these incentives plans. This contributed to our personnel expenses growing slower than our gross profits.

The increase in our selling, general, and administrative expenses was driven by increased spending in several expense categories. We are investing in the business to support our future plans, by continuing to travel and seek sales opportunities in the marketplace, open new offices, add people, and expand existing offices. More significant expense increases included occupancy,

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C.H. Robinson Worldwide, Inc. July 22, 2008 Page 3

travel, and insurance and claims. In addition, due to the growth in our gross revenues and receivables, we increased our provision for doubtful accounts.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 29,000 customers through a network of 221 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 48,000 carriers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2008 Earnings Conference Call Tuesday, July 22, 2008 5:00 p.m. Eastern time Live webcast available through Investor Relations link at www.chrobinson.com Telephone access: 800-240-2134

Webcast replay available through August 5, 2008; Investor Relations link at www.chrobinson.com Telephone audio replay available until 12:59 a.m. Eastern Time on July 25, 2008: 800-405-2236; passcode: 11116078#

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C.H. Robinson Worldwide, Inc.
July 22, 2008

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	(unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,

	2008	2007	2008	2007

Gross Revenues:
Transportation	$1,927,354	$ 1,511,173	$3,568,966	$2,811,591
Sourcing	380,933	357,062	712,230	665,359
Information Services	13,419	11,491	25,722	22,101

Total gross revenues	2,321,706	1,879,726	4,306,918	3,499,051

Gross Profits:
Transportation
Truck	252,204	232,892	511,527	462,031
Intermodal	10,700	10,190	19,878	19,570
Ocean	14,034	10,799	26,289	20,045
Air	9,711	8,224	17,761	15,058
Miscellaneous	10,833	8,983	20,700	16,811

Total transportation	297,482	271,088	596,155	533,515
Sourcing	30,285	28,319	57,338	52,212
Information Services	13,419	11,491	25,722	22,101

Total gross profits	341,186	310,898	679,215	607,828

Operating costs and expenses:
Personnel expenses	146,521	141,231	300,275	283,007
Selling, general, and administrative expenses	50,159	39,873	98,357	79,838

Total operating expenses	196,680	181,104	398,632	362,845

Income from operations	144,506	129,794	280,583	244,983

Investment and other income	1,709	3,430	4,183	7,026

Income before provision for income taxes	146,215	133,224	284,766	252,099
Provision for income taxes	55,797	50,925	108,030	96,745

Net income	$90,418	$82,299	$176,736	$155,264

Net income per share (basic)	$0.53	$0.48	$1.04	$0.91
Net income per share (diluted)	$0.52	$0.47	$1.02	$0.89
Weighted average shares outstanding (basic)	169,731	170,942	169,794	171,062
Weighted average shares outstanding (diluted)	173,483	174,200	173,747	174,725

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C.H. Robinson Worldwide, Inc.
July 22, 2008

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	June 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$318,713	$338,885
Available-for-sale securities	38,738	115,842
Receivables, net	1,148,727	911,780
Other current assets	23,718	22,649

Total current assets	1,529,896	1,389,156

Property and equipment, net	101,520	101,665
Intangible and other assets	324,708	320,486

	$1,956,124	$1,811,307

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$758,009	$618,195
Accrued compensation	58,543	101,926
Other accrued expenses	33,103	37,498

Total current liabilities	849,655	757,619

Long term liabilities	11,972	11,439

Total liabilities	861,627	769,058

Total stockholders’ investment	1,094,497	1,042,249

	$1,956,124	$1,811,307

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C.H. Robinson Worldwide, Inc.
July 22, 2008

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(In thousands, except operational data)
	Six months ended
	June 30,

	2008	2007

Operating activities:
Net income	$176,736	$155,264
Stock-based compensation	12,596	23,988
Depreciation and amortization	15,370	13,162
Other non-cash expenses, net	11,217	(2,699)
Net changes in operating elements	(152,734)	(94,062)

Net cash provided by operating activities	63,185	95,653

Investing activities:
Net property additions	(11,053)	(23,501)
Cash paid for acquisitions	(9,410)	(9,261)
Purchases of available-for-sale securities	(110,324)	(85,725)
Sales/maturities of available-for-sale securities	187,784	79,131
Other assets, net	146	(53)

Net cash provided by (used for) investing activities	57,143	(39,409)

Financing activities:
Net repurchases of common stock	(78,348)	(65,665)
Excess tax benefit from stock based compensation plans	8,506	10,336
Cash dividends	(75,803)	(62,724)

Net cash used for financing activities	(145,645)	(118,053)
Effect of exchange rates on cash	5,145	1,909

Net change in cash and cash equivalents	(20,172)	(59,900)
Cash and cash equivalents, beginning of period	338,885	348,592

Cash and cash equivalents, end of period	$318,713	$288,692

	As of June 30

	2008	2007

Operational Data:
Employees	7,793	6,996
Branches	221	217

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